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                      DRUG EMPORIUM, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                 - EXHIBIT 11 -


                                                                                            THREE MONTHS ENDED
                                                                                      JUNE 1,1996         MAY 27, 1995
                                                                                      -----------         ------------
                                                                                               (UNAUDITED)
                                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Primary:
   Weighted average number of common shares out-
   standing.................................................................              13,184             13,166
   Net effect of dilutive stock options -- based on
   treasury stock method using estimated average
   market price.............................................................                 (a)                (a)
                                                                                         ------             ------
   Weighted average common and common equivalent
   shares...................................................................              13,184             13,166
                                                                                          ======             ======
   Net income ..............................................................                $501               $489
                                                                                            ====               ====
   Net income per common and common equivalent
   share....................................................................                $.04               $.04
                                                                                            ====               ====

Fully Diluted:
   Weighted average number of common shares out-
   standing.................................................................              13,184             13,166

   Net effect of dilutive stock options -- based on
   treasury stock method using closing market price.........................                 (a)                (a)
                                                                                         ------             ------
   Fully diluted shares.....................................................              13,184             13,166
                                                                                          ======             ======
   Net income ..............................................................                $501               $489
                                                                                            ====               ====
   Net income per common share assuming full dilu-
   tion.....................................................................                $.04               $.04
                                                                                            ====               ====


(a) Excluded as amounts are antidilutive.

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